EXHIBIT 10.1

MONSTER BEVERAGE CORPORATION

2017 COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

AS AMENDED AND RESTATED ON FEBRUARY 23, 2022

MONSTER BEVERAGE CORPORATION

AMENDED AND RESTATED 2017 COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

Article 1.Establishment, Objectives and Duration

1.1Establishment of the Plan.  Monster Beverage Corporation, a Delaware corporation, hereby establishes the “Monster Beverage Corporation 2017 Compensation Plan for Non-Employee Directors”, as set forth herein.

1.2Plan Objectives.  The objectives of the Plan are to attract and retain persons of ability as non-employee directors of the Company and to further align the economic interests of such directors with those of the Company’s shareholders.

1.3Duration of the Plan.  The Plan shall become effective on the Effective Date and shall remain in effect until the tenth (10) anniversary of the Effective Date, unless earlier terminated pursuant to Section 12.1.

1.4Prior Plan.  Effective as of the Effective Date, no awards will be made under the 2009 Monster Beverage Corporation Stock Incentive Plan for Non-Employee Directors, as amended (the “Prior Plan”); provided, that such plan shall remain in effect with respect to, and govern, awards made thereunder for so long as awards thereunder remain outstanding.

Article 2.Definitions

The following defined terms have the meanings set forth below:

2.1“Affiliate” means, with respect to the Company, any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the Board in which the Company or an Affiliate has an interest; provided, that, with respect to the award of a “stock right” within the meaning of Code Section 409A, such affiliated entity would be required to qualify as a “service recipient” within the meaning of Code Section 409A.

2.2“Annual Retainer” means the annual cash retainer fee payable by the Company pursuant to the Plan to a Non-Employee Director for services performed as a member of the Board of Directors during the applicable year.

2.3“Available Shares” has the meaning ascribed to it in Section 4.1.

2.4“Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Deferred Award, Dividend Equivalent, or Other Share Based Award granted pursuant to the Plan.

2.5“Award Agreement” means an agreement between a Non-Employee Director and the Company evidencing the terms of an Award hereunder, whether in writing or through an electronic medium and duly executed by the Non-Employee Director and an authorized representative of the Company for this purpose.

2.6 “Board” or “Board of Directors” means the Board of Directors of the Company, as constituted from time to time.

2.7“Change of Control means the occurrence of any of the following events:  (i) sale of all or substantially all of the assets of the Company and its subsidiaries taken as a whole; (ii) any Person or group of Persons is or shall become the “beneficial owner” (as defined in Rule 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting stock of the Company then outstanding; or (iii) a merger or consolidation pursuant to which any Person or group of Persons becomes the “beneficial owner” (as defined in clause (ii) above) of more than 50% of the voting stock of the Company or the surviving or resulting entity immediately following the consummation of such transaction.  Notwithstanding the foregoing, no Awards that are subject to Code Section 409A shall accelerate or be paid as the result of a Change of Control unless such Change of Control constitutes a “change in control event” within the meaning of Treasury Regulations Section 1.409A-3(i)(5).

2.8“Code” means the Internal Revenue Code of 1986, as amended, and any successor to it.

2.9 “Code Section 409A” means section 409A of the Code, and regulations and other guidance issued by the Treasury Department or the Internal Revenue Service thereunder.

2.10“Company” means Monster Beverage Corporation, a Delaware corporation, and any successor thereto.

2.11“Deferral Election” has the meaning ascribed to it in Section 10.

2.12“Deferred Award” means a right, granted as an Award under Section 10, to receive payment in the form of cash or Shares (or measured by the value of Shares) at the end of a specified deferral period.

2.13“Director” means any individual who is a member of the Board of Directors.

2.14“Disability” means a mental or physical illness that renders a Non-Employee Director totally and permanently incapable of performing the Non-Employee Directors duties for the Company; provided, however, that Disability for purposes of Code Section 409A, to the extent applicable, shall occur only upon the occurrence of a “disability” within the meaning of Treasury Regulations Section 1.409A-3(i)(4).

2.15“Dividend Equivalent” means any right to receive payments equal to dividends (whether in cash, Shares or other property) if and when paid or distributed on Shares.  Dividend Equivalents can be satisfied in cash, Shares or other property as the Board determines.

2.16“Effective Date” means the date on which the Company’s shareholders approve the Plan.

2.17“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor to it.

2.18“Exercise Date” means the date a holder of an Award under the Plan (i) exercises an Award pursuant to the procedures established by the Board and (ii) pays any Option Price or other amounts required as a condition to such exercise.

2.19“Fair Market Value” means, with respect to any property other than Shares, the market value of such property as determined by such methods or procedures as shall be established or determined from time to time by the Board.  The Fair Market Value of Shares as of any date shall be the per Share closing price of the Shares as reported on NASDAQ on that date (or if there were no reported prices on such date, on the last preceding date on which the prices were reported) or, if the Company is not then listed on NASDAQ, on such other principal securities exchange on which the Shares are traded, and if the Company is not listed on the NASDAQ or any other securities exchange, the Fair Market Value of Shares shall be determined by the Board in its sole discretion.

2.20“Grant Date” means the date on which an Award is granted, which date may be specified in advance by the Board; provided, that for Code Section 409A purposes, Grant Date shall mean the date of grant determined in accordance with Code Section 409A, as applicable.

2.21“Non-Employee Director” means a Director who, at the time in question, is not an employee of the Company or any of its Affiliates.

2.22“Option” means any right granted to a Non-Employee Director under the Plan allowing such Non-Employee Director to purchase Shares at the Option Price and at such times as the Board shall determine.

2.23“Option Price” means the price at which a Share may be purchased by a Non-Employee Director pursuant to an Option.  Except with respect to Substitute Awards or in connection with an adjustment provided in Section 4.2, the Option Price shall not be less than 100% of the Fair Market Value on the Grant Date of an Option.  Options granted hereunder are nonqualified stock options and not stock options as described in Section 422 of the Code.

2.24“Other Share Based Awards” has the meaning ascribed it in Section 7.4.

2.25“Permitted Assignee” has the meaning ascribed in in Section 12.13.

2.26“Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

2.27“Plan” means the Monster Beverage Corporation 2017 Compensation Plan for Non-Employee Directors, as may be amended from time to time.

2.28“Prior Plan” has the meaning ascribed to it in Section 1.4.

2.29“Restricted Stock” means an Award of Shares issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Board, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Board may deem appropriate.

2.30“Restricted Stock Unit” or “RSU” means an Award that is valued by reference to a Share, which value may be paid to the Non-Employee Director by delivery of Share(s) or cash, or any combination thereof, as set forth in an Award Agreement, and which has such restrictions as the Board, in its sole discretion, may impose, including any restriction on the right to retain such Awards, to sell, transfer, pledge or assign such Awards, and/or to receive any cash Dividend Equivalents with respect to such Awards, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Board may deem appropriate.

2.31“Separation from Service” or “Separate from Service” means ceasing to be a Director of the Company for any or no reason.  Notwithstanding anything to the contrary, for purposes of Code Section 409A, to the extent applicable, the determination of whether an individual has had a Separation from Service will be made in accordance with Code Section 409A.

2.32“Shares” means the shares of common stock of the Company.

2.33“Stock Appreciation Right” or “SAR” means a right granted to a Non-Employee Director under the Plan to receive payment, upon exercise, of an amount equal to the excess, if any, of the Fair Market Value of a Share on the Exercise Date over the Strike Price.

2.34“Strike Price” means the per-Share price used as the baseline measure for the value of a SAR, as specified in the applicable Award Agreement.  Except in the case of Substitute Awards or in connection with an adjustment provided in Section 4.2, Strike Price shall not be less than the Fair Market Value of one Share on the Grant Date of a SAR.

2.35“Substitute Awards” has the meaning ascribed in in Section 4.1.

Article 3.Administration.  The Plan shall be administered by the Board.  The Board shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to:  (i) select the Non-Employee Directors to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards, not inconsistent with the provisions of the Plan, to be granted to each Non-Employee Director hereunder; (iii) determine the number of Shares or dollar value to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Non-Employee Director; (vii) determine whether, to what extent and under what circumstances any Award shall be canceled or suspended; (viii) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Board shall deem desirable to carry it into effect; (x) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) determine whether any Award, other than an Option or Stock Appreciation Right, will have Dividend Equivalents; and (xii) make any other determination and take any other action that the Board deems necessary or desirable for administration of the Plan.  Any decision of the Board in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.  The Board shall have the full power and authority to waive any terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).  The Board shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise of an Award or other amounts required to be paid or withheld by law.  The Board’s decisions and determinations under the Plan need not be uniform and may be made selectively among Non-Employee Directors, whether or not such Non-Employee Directors are similarly situated.

Article 4.Shares Subject to the Plan and Adjustments

4.1Number of Shares Available for Grants.  Subject to adjustment as provided in Section 4.2, a total of 1,250,000 Shares shall be authorized for issuance under the Plan (“Available Shares”), less one (1) Share for every one (1) Share granted under the Prior Plan after December 31, 2016 and prior to the effective date of the Plan.  Shares covered by an Award shall only be counted as used to the extent they are actually issued.  Any Shares related to Awards (or awards under the Prior Plan) which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Board’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under this Plan, and shall be counted on a one-for-one basis.  However, the full number of Stock Appreciation Rights granted that are to be settled by the issuance of Shares shall be counted against the number of Shares available for award under the Plan, regardless of the number of Shares actually issued upon settlement of such Stock Appreciation Rights.  Furthermore, any Shares tendered or withheld to satisfy any tax withholding obligations on an Award issued under the Plan (or award granted under the Prior Plan), Shares tendered or withheld to pay the exercise price of an Award under the Plan (or award under the Prior Plan), and Shares repurchased on the open market with the proceeds of an Option exercise will not be available for grant under this Plan.  Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Affiliate that is a subsidiary of the Company or with which the Company or any Affiliate that is a subsidiary of the Company combines (“Substitute Awards”) shall not reduce the Shares authorized for grant under the Plan (and shall not be added back as provided in Section 4.1 above).  Additionally, in the event that a company acquired by the Company or any Affiliate that is a subsidiary of the Company or with which the Company or such subsidiary combines, has shares available under a preexisting plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and shall not be added back as provided in Section 4.1); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Non-Employee Directors prior to such acquisition or combination.  Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

4.2Adjustments in Authorized Shares and Awards.  In the event of any merger, reorganization, consolidation, recapitalization, extraordinary dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change of corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards as the Board deems equitable or appropriate to prevent dilution or enlargement of the rights of Non-Employee Directors under the Plan, taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan and the number, class, kind and price of securities subject to outstanding Awards granted under the Plan (including, if the Board deems appropriate, the substitution of similar Awards to purchase the shares of, or other awards denominated in the shares of, another company) as the Board may determine to be appropriate.

Article 5.Eligibility and General Conditions of Awards

Each Non-Employee Director shall be eligible to participate in the Plan for so long as such Person remains a Non-Employee Director and the Plan is then in effect.  To the extent not set forth in the Plan, the terms and conditions of each Award shall be set forth in an Award Agreement.

Article 6.Annual Retainer; Annual Award

6.1Amounts Payable in Cash.  Each Non-Employee Director will be entitled to receive an Annual Retainer equal to $85,000.  The Annual Retainer for the chairs of the Audit Committee, Nominating Committee and Compensation Committee will be increased by $25,000, $22,500, and $22,500 each, respectively.  The Annual Retainer (i) for each member of the Audit Committee (other than the chairperson) will be increased by $10,000 and (ii) for each member of the Compensation Committee and Nominating Committee (other than the respective chairperson) will be increased by an additional $7,500.  The Annual Retainer of the Lead Independent Director will be increased by $40,000.  So long as a Non-Employee Director has not made a Deferral Election with respect to the Annual Retainer, one quarter of the Non-Employee Director’s Annual Retainer will be paid to the Non-Employee Director in cash in arrears as soon as administratively practicable following completion of the applicable quarter.  A Non-Employee Director’s Annual Retainer shall be prorated for any partial year of service on the Board, unless otherwise determined by the Board.  The amounts provided for under this Section 6.1 may be modified by the Board or applicable committee thereof pursuant to any applicable charters and board procedures in effect from time to time without any amendment required under the Plan.

6.2Amounts Payable in Equity.  At each annual meeting of the Company’s stockholders or promptly thereafter, each Non-Employee Director will receive an Award of Restricted Stock Units in such amount equal to the quotient determined by dividing $175,000 by the Fair Market Value on the Grant Date (rounded down to the nearest whole number).  All Awards shall be evidenced by an Award Agreement in such form and upon such terms as the Board may approve.  The Board may, but is not obligated, to award such Non-Employee Directors Dividend Equivalents.  Except as provided otherwise in an Award Agreement with respect to RSUs, a Non-Employee Director’s annual award of RSUs will vest on earliest to occur of:  (i) the last business day immediately preceding the annual meeting of the Company’s stockholders in the calendar year following the calendar year in which the Grant Date occurs, (ii) a Change of Control, (iii) the Non-Employee Director’s death, or (iv) the date of the Non-Employee Director’s Separation from Service due to Disability, so long as the Non-Employee Director remains a Non-Employee Director through such date.  The amounts provided for under this Section 6.2 may be modified by the Board or applicable committee thereof pursuant to any applicable charters and board procedures in effect from time to time without any amendment required under the Plan.

Article 7.Awards

7.1Options.  Options may be granted hereunder to Non-Employee Directors either alone or in addition to other Awards granted under the Plan.  Any Option shall be subject to the terms and conditions of this Article and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Board shall determine in an Award Agreement.  The terms of Options need not be the same with respect to each Non-Employee Director.  Granting an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option, including upon the scheduled expiration thereof; provided that an Option will be automatically exercised by the Company on the Non-Employee Director’s behalf as of immediately prior to its scheduled expiration so long as the Exercise Price of such Option does not equal or exceed the Fair Market Value of the Shares covered thereby as of such exercise.  Other than pursuant to Section 4.2 or in connection with a Change of Control, the Board shall not without the approval of the Company’s stockholders to the extent required by law or the rules and regulations of the principal securities exchange on which the Shares are traded (i) lower the option price per Share of an Option after it is granted, (ii) cancel an Option in exchange for cash or another Award, and (iii) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded.  The Award Agreement will require as a condition to exercise full payment of the Option Price or, in the Board’s discretion, satisfaction of the Option Price by such other manner, including by tendering of previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), by delivering other consideration having a Fair Market Value on the Exercise Date equal to the total Option Price, by withholding Shares otherwise issuable in connection with the exercise of the Option, or such other method (or combination of methods) as specified in an Award Agreement or permitted by the Board.  The Award Agreement for an Option shall set forth the extent to which it may be exercised following a Separation from Service.  The term of each Option will be provided for in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the Grant Date of the Option.

7.2Stock Appreciation Rights.  The Board may provide Stock Appreciation Rights (a) in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option, (b) in conjunction with all or part of any Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award, or (c) without regard to any Option or other Award, in each case upon such terms and conditions as the Board may establish in its sole discretion.  Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Board.  Granting a Stock Appreciation Right pursuant to the Plan shall impose no obligation on the recipient to exercise such Stock Appreciation Right; provided, that a Stock Appreciation Right will be automatically exercised by the Company on the Non-Employee Director’s behalf as of immediately prior to its scheduled expiration so long as the Strike Price of such Stock Appreciation Right does not equal or exceed the Fair Market Value of the Shares covered thereby as of such exercise.  The Board shall determine in its sole discretion whether upon the exercise of a Stock Appreciation Right payment shall be made in cash, in whole Shares or other property, or any combination thereof.  The terms of Stock Appreciation Rights need not be the same with respect to each Non-Employee Director.  Stock Appreciation Rights shall be subject to such vesting conditions as may be imposed by the Board.  The Board may impose such other conditions or restrictions on the terms of exercise of any Stock Appreciation Right, as it shall deem appropriate.  The Award Agreement for the Stock Appreciation Right shall set forth the extent to which it may be exercised following a Separation from Service.  Other than pursuant to Section 4.2 or in connection with a Change of Control, the Board shall not without the approval of the Company’s stockholders to the extent required by law or the rules and regulations of the principal securities exchange on which the Shares are traded (i) reduce the Strike Price of any Stock Appreciation Right after the date of grant (ii) cancel any Stock Appreciation Right in exchange for cash or another Award, and (iii) take any other action with respect to a Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities market on which the Shares are traded.  The term of each Stock Appreciation Right will be provided for in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the Grant Date of the Stock Appreciation Right.

7.3RSUs and Restricted Stock.  Awards of Restricted Stock or RSUs may be issued hereunder to Non-Employee Directors either alone or in addition to other Awards granted under the Plan.  An Award of Restricted Stock or RSUs shall be subject to vesting restrictions imposed by the Board covering a period of time or other conditions specified by the Board.  The terms of an Award of Restricted Stock or an RSU granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Board and not inconsistent with the Plan.  The terms of an Award of Restricted Stock or RSUs need not be the same with respect to each Non-Employee Director.  Unless otherwise provided in the Award Agreement, beginning on the Grant Date of an Award of Restricted Stock and subject to execution of the Award Agreement, the Non-Employee Director to whom such Award was made shall become a stockholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a stockholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares.  A Non-Employee Director receiving an Award of RSUs shall not possess any rights of a stockholder with respect to such Award.  Except as otherwise provided in an Award Agreement, any Shares or any other property (including cash) distributed as a dividend or otherwise with respect to any Award of Restricted Stock as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Award of Restricted Stock.  The Award Agreement for an Award of Restricted Stock or Restricted Stock Units shall set forth the extent to which the Non-Employee Director to whom such Award was made shall have the right to retain such Restricted Stock or Restricted Stock Units following a Separation from Service.  Any Restricted Stock granted under the Plan may be evidenced in such manner as the Board may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company.  Such certificate or certificates shall be registered in the name of the applicable Non-Employee Director and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock.  The Board may, but is not obligated, to grant Dividend Equivalents with respect to an Award of RSUs, and the Award Agreement for any such Award of RSUs will set forth the rights, if any, to any such Dividend Equivalents; provided, that, a holder of RSUs shall not have a right to Dividend Equivalents unless such Award Agreement provides for Dividend Equivalents.

7.4Other Share Based Awards.  Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Share Based Awards”) may be granted hereunder to Non-Employee Directors either alone or in addition to other Awards granted under the Plan.  Other Share Based Awards shall also be available as a form of payment of other Awards granted under the Plan and other earned cash-based compensation, including under any deferred compensation plan whether or not under the Plan or a sub-plan thereunder.  Other Share Based Awards may be fully vested or subject to vesting restrictions or conditions imposed by the Board covering a period of time or other condition, as specified by the Board.  The terms of Other Share Based Awards granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Board and not inconsistent with the Plan.  The terms of Other Share Based Awards need not be the same with respect to each Non-Employee Director.  A Non-Employee Director receiving Other Share Based Awards shall not possess any rights of a stockholder with respect to such Award unless the Award Agreement for such Other Share Based Award provides for such rights.  The Award Agreement for Other Share Based Awards shall set forth the extent to which the Non-Employee Director to whom such Award was made shall have the right to retain such Other Share Based Awards following a Separation from Service.  Other Share Based Awards granted under the Plan may be evidenced in such manner as the Board may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company.  Such certificate or certificates shall be registered in the name of the applicable Non-Employee Director and shall bear an appropriate legend referring to the restrictions applicable to such Other Share Based Award.  The Board may, but is not obligated, to grant Dividend Equivalents with respect to Other Share Based Awards and the Award Agreement for any such Award will set forth the rights, if any, to any such Dividend Equivalents; provided, that, no Dividend Equivalents shall be granted to the holder of such Other Share Based Award unless such Award Agreement provides for Dividend Equivalents.  Except as may be provided in an Award Agreement, Other Share-Based Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Board.  Other Share-Based Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Board, on a deferred basis subject to Code Section 409A.

Article 8.Special Treatment In the Event of a Change of Control.  In the event of a Change of Control after the Effective Date, the Board may, in its sole discretion, provide for (i) the termination of an Award upon the consummation of the Change of Control, but only if such Award has vested and been paid out or the Non-Employee Director has been permitted to exercise the Award in full for a period of not less than ten (10) days prior to the Change of Control,

(ii) acceleration of all or any portion of an Award, (iii) the payment of any amount (in cash or, in the discretion of the Board, in the form of consideration paid to shareholders of the Company in connection with such Change of Control) in exchange for the cancellation of such Award which, in the case of Options and Stock Appreciation Rights, may equal the excess, if any, of the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights over the aggregate exercise price or Option Price of such Options or Stock Appreciation Rights; provided, that if the Option Price of such Options and/or the Strike Price of such Stock Appreciation Right equals or exceeds the Fair Market Value of Shares covered thereby immediately prior to the occurrence of such Change of Control, then such Option and/or Stock Appreciation Right may be cancelled without the payment of consideration, and/or (iv) issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder.

Article 9.Ownership Guidelines.  The Board believes that Non-Employee Directors should own and hold Shares to further align their interests and actions with the interests of the Company’s shareholders.  Therefore, the Board requires each Non-Employee Director to satisfy the share ownership guidelines set forth on Exhibit A, as may be modified by the Board from time to time or applicable committee thereof pursuant to any applicable charters and board procedures in effect from time to time without any amendment required under the Plan.

Article 10.Deferrals.  If and to the extent permitted by the Board, an Non-Employee Director may elect (a “Deferral Election”), at such times and in accordance with rules and procedures (or sub-plan) adopted by the Board (which shall comply with Code Section 409A, as applicable), to receive all or any portion of such Non-Employee Director’s compensation, whether payable in cash or in equity, on a deferred basis.

Article 11.Effective Date.  The Plan shall be effective on the Effective Date.

Article 12.Miscellaneous.

12.1Modification and Termination.  The Board may, at any time, amend or terminate the Plan and Awards thereunder subject to applicable law and the rules and regulations of the principal securities exchange on which the Shares are traded.  No amendment shall, without proper approval of the Company’s shareholders, increase the maximum number of Shares which are available for Awards under the Plan.  No amendment or termination shall materially and adversely affect any rights of any Person with respect to an Award without the consent of such Person.  Notwithstanding the foregoing, the Board may (i) amend the Plan in such manner as it deems necessary to cause Awards to meet the requirements of the Code or other applicable laws or (ii) terminate any Deferred Awards and accelerate payment thereunder in a manner consistent with Code Section 409A, in each case without the consent of the Non-Employee Director.

12.2Successors.  The Plan shall be binding on and inure to the benefit of all successors and assigns of the Company and Non-Employee Directors participating therein, including without limitation, the estate of such and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Non-Employee Director’s creditors.

12.3Service.  Nothing in this Plan or in any Award Agreement will be construed to limit in any way the Company’s right to remove a Non-Employee Director from the Board of Directors and nothing herein shall confer upon any Non-Employee Director the right to remain a Director of the Company.  The Company shall not be liable for the loss of existing or potential profit from an Award in the event of a Separation from Service.  Except as provided expressly in the Plan, no non-Employee Director shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Non-Employee Directors under the Plan.

12.4Substitute Awards.  Notwithstanding any other provision of the Plan, the terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Board deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

12.5Forfeiture Events.  The Board may specify in an Award Agreement that a Non-Employee Director’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award.  Such events may include, but shall not be limited to, Separation from Service or violation of material Company and/or Affiliate policies.  Awards made under the Plan shall be subject to generally applicable clawback policies of the Company as in effect from time to time.

12.6Stop Transfer Orders.  All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Board may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then traded, and any applicable federal or state securities law, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

12.7Severability.  If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction or by reason of a change in law or regulation, such provision shall (i) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (ii) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect.  If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

12.8Requirements of Law.  The granting of Awards and the delivery of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges or markets as may be required.

Notwithstanding any provision of the Plan or any Award Agreement, Non-Employee Directors shall not be entitled to exercise, or receive benefits under, any Award, and the Company (or any Affiliate) shall not be obligated to deliver any Shares or deliver benefits to a Non-Employee Director, if such exercise or delivery would constitute a violation by the Non-Employee Director, the Company or any Affiliate of any applicable law or regulation.

12.9 Withholding.  Awards or amounts payable or deliverable in respect of Awards may be withheld by the Company only to the extent required under applicable law.

12.10Section 409A Compliance.  To the extent applicable and notwithstanding any other provision of the Plan, the Plan, Awards, and Award Agreements hereunder shall be administered, operated and interpreted in accordance with Code Section 409A, including any regulations or other guidance that may be issued after the date on which the Board approves the Plan; provided, however, that, in the event that the Board determines that any amounts payable hereunder may be taxable to a Non-Employee Director under Code Section 409A prior to the payment and/or delivery to such Non-Employee Director of such amount, the Board may (i) adopt such amendments to the Plan and related Award, and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Board determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder, and/or (ii) take such other actions as the Board determines necessary or appropriate to comply with or exempt the Plan and/or Awards from the requirements of Code Section 409A.  The Company and its Affiliates and the Board make no guarantees to any Person regarding the tax treatment of Awards or payments made or to be made under the Plan and shall have no liability with regard to any adverse tax consequences arising from any Awards or payments made or to be made under the Plan, including the failure of any Award to comply with or be exempt from Code Section 409A.  Each Award and each payment under any Award shall be a separate payment for purposes of Code Section 409A.

12.11Unfunded Status of the Plan.  The Plan is intended to constitute an “unfunded” plan.  With respect to any payments or benefits not yet made to a Non-Employee Director by the Company, nothing contained herein will give any rights to a Non-Employee Director that are greater than those of a general unsecured creditor of the Company.

12.12Governing Law.  The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws, and construed accordingly.  The Plan and Awards thereunder are not governed by or subject to the Federal law known as ERISA (the Employee Retirement Income Security Act of 1974, as amended).

12.13Nontransferability.  Except as provided below, no Award and no Shares subject to Awards that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution or as otherwise required by law, and such Award may be exercised during the life of the Non-Employee Director only by the Non-Employee Director or the Non-Employee Director’s guardian or legal representative.  To the extent and under such terms and conditions as determined by the Board, a Non-Employee Director may assign or transfer an Award without consideration (each transferee thereof, a “Permitted Assignee”) to (i) the Non-Employee Director’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) to a trust in which a majority of the beneficiaries are the Non-Employee Director or the persons referred to in clause (i), (iii) to a partnership, limited liability company or corporation in which the Director or the Persons referred to in clause (i) are a majority of the partners, members or shareholders, or (iv) for charitable donations; provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Non-Employee Director shall remain bound by the terms and conditions of the Plan.  The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section.

12.14No Fractional Shares.  Except as otherwise determined by the Board, no fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Board may pay cash in lieu of any fractional Shares or round down to the nearest whole Share.

12.15Plan Document Controls.  This Plan and each Award Agreement constitute the entire agreement with respect to the subject matter hereof and thereof; provided, however, that in the event of any inconsistency between the Plan and such Award Agreement, the terms and conditions of the Plan shall control.

12.16No Registration Rights; No Right to Settle in Cash.  The Company has no obligation to register with any governmental body or organization any of (i) the offer or issuance of any Award, (ii) any Shares issuable upon the exercise of any Award, or (iii) the sale of any Shares issued upon exercise of any Award, regardless of whether the Company in fact undertakes to register any of the foregoing.  In particular, in the event that any of (a) any offer or issuance of any Award, (b) any Shares issuable upon exercise of any Award, or (c) the sale of any Shares issued upon exercise of any Award are not registered with any governmental body or organization, the Company will not under any circumstance be required to settle its obligations, if any, under this Plan in cash.

12.17Construction.  As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

12.18Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein will also include the feminine, the plural will include the singular, and the singular will include the plural.

12.19Captions.  The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

EXHIBIT A

SHARE OWNERSHIP GUIDELINES

Non-Employee Directors of the Company must:

•

Hold  Shares having a total value of five (5) times the Annual Retainer payable to a Non-Employee Director (excluding any portion of the Annual Retainer attributable to a Non-Employee Director’s service as a member of a subcommittee, as a chair of a subcommittee or as the Lead Independent Director, as applicable).  For this purpose, Shares will be deemed held if deferred Shares or deferred RSUs, to the extent vested.

•	The minimum stock ownership level must be achieved by each Non-Employee Director by the fifth (5th) anniversary of such Director’s initial appointment to the Board.
•	Once achieved, ownership of the guideline amount should be maintained for so long as the Non-Employee Director retains his or her seat on the Board.
•

There may be rare instances where these guidelines would place a hardship on a Non-Employee Director.  In these cases or in similar circumstances, the Board will make the final decision as to developing an alternative stock ownership guideline for a Non-Employee Director that reflects the intention of these guidelines and his or her personal circumstances.